Exhibit 10.1

July 6, 2010

Mr. James Stewart
11291 Landing Road
Eden Prairie, MN 55347

Dear James:

I am pleased to confirm Rimage’s offer of employment to you, as we discussed. The terms of the offer are as follows:

Title:	Chief Financial Officer

Reports to:	Sherman L. Black

Base Salary:	$225,000 on an annualized basis

Bonus Opportunity:	50% of Base Salary under the terms of the Rimage 2010 Incentive Plan, prorata to start date

One Time Bonus:

The day of your appointment to CFO of Rimage Corporation, you will receive a one-time bonus payment of $25,000 minus applicable taxes and withholdings.  If your employment with Rimage should end prior to your one year anniversary date, you will be required to reimburse Rimage for the total cost of this bonus and applicable taxes.  You will not be required to reimburse Rimage if your employment is terminated for business reasons which include and are limited to a reduction in force or layoff.

Restricted Stock:	5,000 shares issued on start date, with restrictions lapsing on the first anniversary of start date

Stock Options:

65,000 non-qualified option shares granted on start date, vesting in equal amounts over four years on each anniversary of the date of grant, with a term of seven years.  The stock options will be issued with an exercise price equal to the fair market value of Rimage stock on the date of grant.  The stock options and restricted stock will be granted under and subject to the terms of the Rimage 2007 Stock Incentive Plan.

Annual Physical:	Mayo Clinic Executive Health Physical

Benefits Programs:

As outlined in the attached benefits summary, includes Health Plan, Dental Plan, Paid Time-off (PTO) at the 24 day per year level, 401k with company match of $.50 to every dollar up to 6% of employee’s salary.

You will be appointed to serve as Chief Financial Officer effective on the later of  (i) your start date or (ii) immediately after Rimage files its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.  If you start before Rimage files its second quarter 10-Q,  you will work as an employee of Rimage and will replace Robert M. Wolf as Rimage’s Chief Financial Officer at the time indicated above.

I have enclosed a Nondisclosure and Non-competition Agreement for your review, which you will be required to sign as a condition of employment.  I have also enclosed a Severance/Change of Control Letter Agreement for your review.  Rimage will also require an I-9 form that will need to be completed and turned in on your first day of work along with proof of your employment eligibility. Employment with Rimage is on an “at-will” basis. As a Rimage employee, you would be free to resign at any time, just as Rimage is free to terminate your employment at any time, with or without cause.  This offer does not constitute a contract of employment.

James, this is an exciting time at Rimage, and we believe you will be a strong contributor to and participant in our success. We look forward to your favorable reply and will hold this offer open through July 6, 2010.  With your favorable reply, we anticipate your start date will be on or before August 9, 2010 and we expect that you will provide any required notice to your current employer promptly after acceptance of this offer.

Sincerely,

/s/  Sherman L. Black

Sherman L. Black

Chief Executive Officer

If you are in agreement with the above and are not a party to a non-compete or other employment agreement that would conflict with your employment at Rimage, please sign below and return one copy to my attention.

/s/ James R. Stewart	7/7/10
Name: James Stewart	Date: